Exhibit 99.1

Contact:	Allen & Caron Inc.	RITA Medical Systems, Inc.
	Jill Bertotti (investors)	Don Stewart, Chief Financial Officer
	jill@allencaron.com	Stephen Pedroff, VP Marketing Communications
	949-474-4300	650-314-3400
	SurfMedia Communications	dstewart@ritamed.com
	Juliana Minsky (media)	spedroff@ritamed.com
jm@surfmedia.com
805-962-3700

PROSPECTIVE CLINICAL STUDY USING RITA MEDICAL SYSTEMS PRODUCTS DEMONSTRATES EQUIVALENT SURVIVAL RATE TO SURGICAL RESECTION IN PRIMARY LIVER CANCER PATIENTS WITH CIRRHOSIS AND EARLY STAGE TUMORS

Forty-Eight Percent Five-Year Survival Rate for Primary Liver Cancer Patients Treated With Minimally Invasive Procedure Reported at RSNA Annual Meeting

MOUNTAIN VIEW, CA, and CHICAGO, IL (December 2, 2003)—RITA Medical Systems, Inc. (Nasdaq: RITA) today announced the presentation of study results at the Radiology Society of North America (RSNA) 89th Scientific Assembly and Annual Meeting, demonstrating survival rates in patients treated for Hepatocellular cancer (HCC) of the liver with cirrhosis and early stage tumors. Riccardo Lencioni, M.D., Professor of Diagnostic and Interventional Radiology at the University of Pisa in Italy, presented the results of a prospective study in a paper titled, Small Hepatocellular Carcinoma in Cirrhosis: Long-Term Results of Percutaneous Radiofrequency Ablation. Overall survival of the patients treated with radiofrequency ablation (RFA) as the sole first-line anticancer treatment was 97% at 1 year, 89% at 2 years, 71% at 3 years, 57% at 4 years, and 48% at 5 years.

Dr. Lencioni stated, “This study is the first of its kind to determine a pragmatic estimate of the actual benefits of a change in treatment policy for patients with early stage HCC. The important “intention-to-treat” design of the study, and the study results, support RFA for use in clinical guidelines for a wide selection of the HCC population. We were able to complete the planned treatment in ninety percent of the study group, with recurrence rates of less than five percent, low morbidity, and no mortality.”

Mr. Joseph DeVivo, President and CEO of RITA Medical Systems commented, “Our goal is to make radiofrequency ablation the standard of care for primary liver cancer patients. This study clearly demonstrates that patients who receive RITA RFA treatment enjoy an improved survival benefit. We believe that this minimally invasive therapy will fundamentally change the way these patients are treated for their disease.”

The data in Table One examines outcome data from 187 patients with an average survival rate at three years of 71%, and an average survival rate at five years of 48% percent. The data in Table Two compares the survival rates of patients with solitary HCC tumors and well compensated cirrhosis treated with RFA, in comparison to patients with similar disease treated with surgical resection cited from an authoritative study with one of the best published survival rates.

Table One

Long-Term Survival after Radiofrequency Ablation of Primary Liver Cancer in Patients with Cirrhosis

Patient Populations	Survival
	RITA RFA	RITA RFA
	Year 3	Year 5
All Patients (N=187)	71%	48%

Child-Pugh Class A (N=144)	76%	51%

Child-Pugh Class B (N=43)	46%	31%

Table Two

Long-Term Survival of Child Class A Patients with Solitary HCC Lesions

Patient Populations	Survival
	RITA RFA	*Surgical Resection	RITA RFA	*Surgical Resection
	1 Year	1 Year	5 Years	5 Years
Child-Pugh Class A With Solitary HCC Lesion (N=116)	100%	85%	61%	51%

*	Llovet JM, Fuster J, Bruix J. Intention-to-treat analysis of surgical treatment for early hepatocellular carcinoma: resection versus transplantation. Hepatology 1999;30:1434-1440.

Child-Pugh classification is a point-scoring system for evaluation of liver function based on levels of serum bilirubin, coagulation profile, serum albumin, presence or absence of ascites and encephalopathy. Well compensated cirrhosis is classification “A” and moderately decompensated cirrhosis is class “B.”

Long-term follow-up of more than six years showed recurrence of tumors treated by RFA is rare, accounting for less than five percent of treated lesions, and far exceeding all previously reported outcomes data for patients treated with other percutaneous techniques. Survival at five years is at least equivalent to that of the best reported surgical series when patients were stratified in the same manner as in Prof. Lencioni’s study.

More than 75 scientific sessions, clinical papers, workshops, and poster sessions related to RFA will be conducted at the 89th RSNA meeting. On Monday, December 1, the company conducted an international symposium attended by more than 100 interventional radiologists. Dr. Stephen Solomon of Johns Hopkins University presented his experience with RFA for the kidney; Dr. Robert Suh of UCLA School of Medicine presented his experience with RFA for the lung; Dr. Riccardo Lencioni of the University of Pisa, Italy presented his prospective five-year survival data for primary liver cancer.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold over 45,000 of its disposable devices throughout the world.

The statements in this news release related to the results of prospective studies, the use of the Company’s technology, its expectations regarding doctors’ adoption of the technology, and its expectations regarding the extension of it technology to applications beyond the liver are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

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